EXHIBIT 99

                          UNITY ANNOUNCES BOARD CHANGES

CLINTON, NEW JERSEY, AUGUST 16, 2000 ... UNITY BANCORP, INC. (NASDAQ NM: UNTY), announced today that Mr. Robert Van Volkenburgh had resigned his positions as Chairman and Chief Executive Officer of the Company and Chairman of the Company's subsidiary, Unity Bank. Mr. Van Volkenburgh, a charter incorporator of the Bank in 1991 and its first Chairman, resigned to devote more time to his personal and business interests. Mr. Van Volkenburgh stated that he felt he was not able to continue to devote the time necessary to fulfill his commitment to Unity, although he remains the largest shareholder of the Company.

     Mr. David Dallas, on behalf of the Board, stated: "We appreciate all of the efforts Bob has made for the Bank over the past nine years. We wish him well in his future endeavors."

     Separately, the Company announced that Mr. Dallas was appointed Chairman of the Board of the Bank, and Mr. Allen Tucker was appointed Vice Chairman of the Board of the Bank.

     For additional information about the Bank, call Unity Direct at 800.618.BANK, or visit Unity's website at www.unitybank.com. E-mail may be addressed to the Bank at info@unitybank.com.

     Contact: Kevin Killian, Chief Financial Officer of the Company and Bank; 908.730.7630.

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